Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON AUGUST 2, 2016

CORPORATE PARTICIPANTS

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

Jerry Grisko CBIZ. Inc. - President and CEO

Ware Grove CBIZ, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis - Analyst

Joan Tong Sidoti & Company - Analyst

Robert Kirkpatrick Cardinal Capital Management - Analyst

PRESENTATION

Operator

Good morning, and welcome to the Second Quarter and First Half 2016 Earnings Conference Call. All participants will be in listen-only mode.

(Operator Instructions)

After today’s presentation, there will be an opportunity to ask questions.

(Operator Instructions)

Please note that this event is being recorded. I would now like to turn the conference over to Director of Corporate Relations, Lori Novickis. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, William. Good morning, everyone. And thank you for dialing into the CBIZ second quarter and first half 2016 results conference call. In connection with this call, we have posted today’s press release on the Investor Relations page of our website www.cbiz.com. This call is also being webcast. A link to the live webcast as well as a replay can also be found on our website.

Before our management team begins the presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures can be found in the financial tables of today’s press release.

Finally, remember that during the course of the call, management may also make forward-looking statements. Such statements are based on current information and management’s expectations as of this date and do not guarantee future performance.

Forward-looking statements involve certain risks, uncertainties, and function that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed prescription of such risks and uncertainties can be found in the Company’s filings with the Securities & Exchange Commission.

Joining us for today’s call are Jerry Grisko, President and Chief Executive Officer; and Ware Grove, Chief Financial Officer.

I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerry Grisko - CBIZ. Inc. - President and CEO

Thank you, Lori, and good morning everyone. Our second quarter and first six months results were released this morning, and we are pleased to report that the strong revenue growth and margin expansion that we experienced in the first quarter has continued into the second quarter.

Total revenue was up 6.5% in the second quarter, 2.7% of that amount representing organic revenue growth, and our earnings per share for the second quarter was up 23.1% over the first quarter of 2015. In addition, we are also experiencing 90 basis point improvement in margin on pre-tax income for the second quarter.

Looking at the first six months, total revenue growth is up 5.6% over the same period a year ago, and 3.2% of that represents organic revenue growth. In addition, our earnings per share from continuing operations is up 11.8% for the first six months, and margin on pre-tax income has improved 80 basis points for that period.

Turning to each of our practice groups, our Financial Services Group posted another quarter of strong results, both in terms of revenue growth and margin expansion. Total revenue was up 5.3% in the second quarter and organic revenue grew by 5.1% for that same period. For the first six months, both total revenue and organic revenue were up by 5.6% for the first half of this year compared with 2015. We are encouraged to see that this growth is coming from both our core accounting offices, and our government health care consulting business.

Within our core accounting offices, we are experiencing an increase in billable hours and pricing for the first half. We’ve also been successful in winning a number of large new engagements. Our government healthcare consulting business continues its strong and steady pattern of growth. We now provide Medicaid related services to 49 states, and our growth is driven by an increase of demand in our pharmacy, managed care, and program integrity service offerings. Much of this business is multi-year in nature and engagements are periodically renewed through a formal RFP process. Our success rate in gaining new business through the RFP process continues to be very high.

Switching to our employee services group, total revenue increased by 8.9% in the second quarter and has increased by 5.8% for the first six months of this year compared with last year. However, organic revenue for this group has declined for the first six months. The principal driver of the organic revenue declined within employee services is within our retirement plan services business. The decline primarily relates to project work that was completed in the first six months of 2015 that has not yet recurred in 2016. We do, however, have a healthy pipeline of work within that business that reasonably expect to complete throughout the remainder of 2016, and that should replace the revenue on the work that was performed in 2015.

Also within our employee services group, after recording very strong results in recent years, revenue related to our recruiting business in the first half of this year has declined. As one would expect, this business is project based and as a result the timing of the revenue is not as predictable or as recurring as many of our other businesses.

Within our property and casualty business despite the fact that general market conditions per premiums remained soft, we recorded positive growth in the second quarter. And for the first six months, our organic revenue is essentially flat in this business.

On a positive note, same unit revenue in our employee benefits business is up for the first six months of this year. In recent years, we have made significant client service investments in this business and we are now seeing returns on these investments through increased client retention.

Also on a positive note, we recorded organic revenue growth in our payroll business in the first six months of this year. We also have efforts underway to more closely integrate our payroll, benefits, and technology service offerings as these services are more naturally aligned for our clients. We are in the early stages of this initiative. We are already seeing positive results.

At this point, I would like to turn it over to Ware Grove, our Chief Financial Officer, to highlight some additional financial results for the year.

Ware Grove - CBIZ, Inc. - CFO

Yes, good morning everyone. Thank you, Jerry. We are pleased with our first half results. And I just want to comment that during the first half of this year, we have been very active with acquisitions with four transactions closed so far.

During the first six months, we used approximately $37.6 million for these acquisitions including earn-out payments for acquisitions made in prior years. For the balance of this year, we project another $3.3 million of earn-out payments. Future earn-out payments beyond this year are projected at $10.7 million in 2017, $6.5 million in 2018, another $5.0 million in 2019, and then approximately $400,000 in 2020, for total of approximately $26.0 million of future cash payments over time for these earn-outs.

Our priority for our use of capital continues to be focused on strategic acquisitions. But, we also continue to take an opportunistic approach towards share repurchase activity. During the second quarter, CBIZ’s share price was relatively stable with little volatility. And as a result, there was nominal share repurchase activity during the second quarter.

For the first six months, we have used approximately $6.5 million to repurchase approximately 700,000 shares of our common stock. Capital spending during the second quarter was approximately $1.3 million. And for the first six months, we have used approximately $2.2 million on capital spending for the business. On an annual basis, we have typically used about $5.0 million for capital spending each year. And for 2016, we expect total spending this year will be approximately $5.0 million.

The outstanding balance on our $400.0 million unsecured credit facility was $233.9 million at June 30th this year. And that compares with $203.9 million at December 31, 2015. Our average debt balance this year has been relatively constant compared with the first half of last year, but with retirement of the convertible notes that occurred in the second half of the year, last year, our interest cost on debt has been reduced and therefore our interest expense is significantly lower this year. The days sales outstanding on receivables was 83 days at the end of June, this year and that compares with 84 days at June 30, a year ago.

Bad debt expense for the first half this year was 52 basis points on revenue compared with 70 basis points on revenue for the first six months a year ago. This year we have successfully recovered several previously recorded bad debts and that have resulted in a slightly lower bad debt expense in the first half this year compared with last year.

Cash flow from operating activities continues to be strong, we have financing capacity to continue with an active acquisition program combined with continued opportunistic share repurchases, you will note that we have included a summary of selected cash flow items in the release we issued this morning and you can readily see the positive cash flow from operating activities.

We are issuing a summary of cash flow items in lieu of the non-GAAP earnings schedule that we previously had included. The non-GAAP earnings previously issued was intended to illustrate cash flow of the business and the impact of the major non-cash items. But we think this scheduled will also clearly illustrate major items in the cash flow and will also be consistent with the cash flow schedule that you will see in the 10-Q for the second quarter.

Now, as we have talked about in the past, the accounting for gains and losses in the deferred compensation plan assets which are approximately $68.0 million at June 30, 2016 impacts not only the G&A expense line but also impacts recorded operating expenses and the reported gross margin.

This is always outlined in our footnotes and is included in the release we issued this morning but eliminating the impact of accounting for these gains and losses from operating expenses, the gross margin was up by 50 basis points in the second quarter compared with a year ago and the gross margin was up 30 basis points for the six months ended June 30, this year compared with a year ago.

Looking at G&A expenses we incurred a higher level of acquisition related expenses combined with incentive plan accruals that are related to our strong first half results, and these expenses resulted in an increase in G&A expenses this year compared with last year. Eliminating the impact of accounting for the gains and losses on our deferred compensation plan asset, for the first half this year, G&A expense was 4.3% of revenue compared with 4.1% of revenue a year ago.

And as we have in the past, over time we continue to expect to leverage our G&A cost over time, you will note the effective tax rate at June 30, this year is 40.0% and we continue to expect full year effective tax rate at approximately 40.0% for the full year this year. Fully diluted weighted average shares stood at 52.9 million shares at June 30 this year and absent any second half share repurchase activity. We continue to project a share count of approximately 53.0 million to 53.5 million shares for the full year 2016.

So with total revenue growth of 6.5% for the second quarter and 5.6% for the first half combined with significant improvements in our pre-tax income margin. Income from continuing operations was up 25.5% for the second quarter was up 15.3% for the first six months this year compared with last year. The fully diluted earnings per share from continuing operations was up 23.1% for the second quarter and was up 11.8% for the six months this year compared with last year. As I commented earlier, cash flow was strong and is in line with our first half expectations and adjusted EBIDTA was up 6.4% at June 30 this year compared with last year.

We are pleased with these results and as I commented we are in line with our expectations for the first half this year, the acquisitions we made so far this year will have an increasingly positive impact on second half results, and we continue to project full year revenue growth for 2016 in the range of 6% to 8% over full year 2015 with earnings per share growing within a range of 12% to 15% increase over the reported $0.66 per share in 2015 or within a range of 9% to 12% over the adjusted earnings per share of $0.68 in 2015, when you eliminate the impact of 1.2 million share equivalents reported at year end last year that were in connection with the accounting for the convertible notes outstanding during 2015.

Cash flow continues to be strong and we expect adjusted EBIDTA for the full year 2016 to grow within a range of 7% to 9% over the $87 million reported for the full year 2015.

With those comments, I will conclude and I will turn it back over to Jerry.

Jerry Grisko - CBIZ. Inc. - President and CEO

Thank you, Ware. I want to take just a few minutes to comment on our acquisition activity before we turn it over for questions. We are happy to report two additional acquisitions since our last earnings call.

Flex-Pay Business Services completed effective June 1 at more than $10 million in revenue and 3600 clients to our existing payroll business. Flex-Pay brings an outstanding sales and service team and expands our presence throughout the Carolinas. Also, the addition of Ed Jacobs & Associates effective July 1 brings strong talent and advances our commitment to build upon our already strong employee benefit practice which now represents over $100 million in revenue.

Together with the previously announced transactions, we have now closed a total of 4 transactions through the first six months of 2016, the expected combined annual revenue of these 4 newly acquired operations is approximately $34.0 million and when combined with the acquisition activity in the second half of 2015, the annualized revenue contribution is approximately $42.0 million.

We continue to have an active pipeline of acquisition candidates and the financial capacity to continue our long history of making three to five acquisitions a year, subject of course to the inherent uncertainties related to all M&A activity.

So with these comments, let me conclude and we can now the open call for questions. I turn it back to you, William.

QUESTION AND ANSWER

Operator

(Operator Instructions) Jim Macdonald from First Analysis.

Jim Macdonald - First Analysis - Analyst

Could you give us the specific same-store decline for Employee Services and maybe talk a little bit about the Savitz Group, which is a pretty big acquisition and how they contributed in the quarter and whether their business is — how their seasonality works?

Jerry Grisko - CBIZ. Inc. - President and CEO

So the decline for the quarter in Employee Services was 1.9% for the quarter in total, and The Savitz Organization is performing as expected right out of the chute. It’s very early, but it’s performing as expected.

Jim Macdonald - First Analysis - Analyst

Is their $20 million of revenue seasonal like a lot of groups like that — some —

Jerry Grisko - CBIZ. Inc. - President and CEO

No, it’s actually more evenly paced throughout the year than some of the other businesses in that space.

Jim Macdonald - First Analysis - Analyst

And you had a small one-time charge in the quarter, are there any — what was that about and are there any divestures or anything in the quarter?

Ware Grove - CBIZ, Inc. - CFO

Yes. Hi, Jim, this is Ware. I think we took a charge for some 141R adjustments. It’s all down in the other income. There are no gains and losses that I am aware of. We also had a small charge down in the discontinued operations area that had to do with some trailing expenses associated from some of the discontinued operations that have occurred over the last several years. Does that answer your question?

Jim Macdonald - First Analysis - Analyst

It does. Thanks. And just going back to Employee Services, I mean, what do you think it will take to get same-store growth positive there and what are your thoughts on that whole group?

Jerry Grisko - CBIZ. Inc. - President and CEO

Yes. So Jim, again, if you kind of break it down, the decline in the quarter really relates to the two groups that we talked about, retirement plan services and that is as you know very project-oriented. We have a full pipeline of work in their group and we would expect that at a minimum we would come back to even by the end of this year. So, we had a very strong first half in 2015. We have a very strong pipeline the backend of 2016, so we would expect that at least they would come back to even.

The other kind of notable decline relates to our executive search business. As you would expect, that tends to be project oriented and less predictable as far as timing and revenue is concerned. We don’t expect that one to come back this year, but as a total of our percentage — total percentage of our revenue it’s really a pretty small portion of our business and obviously we’re building the pipeline there as well.

Operator

(Operator Instructions) Joan Tong with Sidoti & Company.

Joan Tong - Sidoti & Company - Analyst

Good morning. I have a couple of questions here. First of related to the Financial Services segment, the organic growth has been very strong and same thing for the second quarter. I am just wondering if you can break that organic growth - break that down between pricing increase versus volume growth?

Jerry Grisko - CBIZ. Inc. - President and CEO

Joan, this is Jerry Grisko. What we measure really for us is yield and what we would say is that were the encouraging kind of trends that we see in that business is that the hours are up for the quarter kind of mid-single digits and yield is up about 3% year-over-year for the same quarter. So yield as a combination obviously of time put into project and pricing and efficiencies. There is a number of components there, but when you combine all those things the important thing is that our yield is up about 3%.

Joan Tong - Sidoti & Company - Analyst

All right. That’s fair. And then just maybe talk a little bit about the sustainability of that growth for the rest of the year and into 2017. Obviously, the government health consulting continue to be strong and even your core accounting business and it’s pretty solid; can you just kind of go through the puts and takes there?

Jerry Grisko - CBIZ. Inc. - President and CEO

Yes, there is two things to note there. First of all, the work that done throughout the remainder of the year tends to be more project oriented and so a little less predictable than the more recurring work that happens in the first part of the year. Having said that, we are encouraged by the amount of client activity we have and the momentum and that data that we are receiving back from our offices, which show increased client demand. We’ve also won a number of large engagements that will be worked on throughout the remainder of the year.

So, we are highly optimistic that the growth that we are experiencing in that group will continue through the second half of the year, but again it is project-oriented, and so it’s little less predictable. We are also very pleased with the growth that we’ve seen on the government health care consulting side and we would expect that to continue as well.

Joan Tong - Sidoti & Company - Analyst

I think in the past you have mentioned that the government can help the consulting segment, or its subdivisions, and you are trying to going forward to extend this scope of work that you are going to perform for these 49 states. Can you just give us an update, obviously, from 49 states to 50 states and that’s one more state to go and that’s not really your growth driver, your growth driver is really from extension of the work that you are already doing for these clients. So can you maybe elaborate a little bit more?

Jerry Grisko - CBIZ. Inc. - President and CEO

Yes, that’s a great observation, Joan. The truth is while we represent 49 of the states; we do different levels of work for each of the states. Some of the states we do virtually all of their Medicaid related services, but for many of them lot of that work is either done in house or done through other outside contractors. So we don’t have the full scope of the work. So while it sounds like we are fairly saturated with 49 states there that we believe there is still lot of growth opportunity there by just continuing to do more work for the states where we have some portion of the work, but not all of it.

Joan Tong - Sidoti & Company - Analyst

Okay. Can you give us some sort of example what type of work?

Jerry Grisko - CBIZ. Inc. - President and CEO

Yes, so the work, we are seeing the expansion in the government work is really through the scope and service that we’re providing on the Medicaid work and some of the shift that states are going to the health management — healthcare management organization. So as more dollars flowed into Medicaid they need to make sure that their budgets are in line and they are providing efficient and effective coverage for their population, and as a result of that we are seeing opportunities to help them in that way. So the managed care organization shifts into managed care.

Joan Tong - Sidoti & Company - Analyst

Okay.

Ware Grove - CBIZ, Inc. - CFO

The other thing, Joan, we are working on is developing the federal Medicare market and we are just now starting some engagements at a lower level. They are longer term engagements that will have positive impact on our growth, but it doesn’t yet have an impact in the growth, but we are very optimistic. And we commented on that in prior conference calls that that’s underdevelopment and we have some resources devoted to that I think we are now starting to pay back.

Joan Tong - Sidoti & Company - Analyst

And then question regarding the offering leverage, I mean your pretax income grew pretty significantly due to the lower interest expense, but if I just look at the EBIT before interest is kind of like little bit soft like the year-over-year comparison or the expansion there. And you called out the G&A expenses as a percentage of revenue actually went up and they are bunch of different things in there like the comp accrual and based on the very strong result that you’ve seen in the first half. So I am just wondering like for the whole year – are you still expecting the EBIT going to expand you would see some offering leverage in the second half, perhaps some of those things is kind of a function of how fast you can integrate some of the acquisitions that you have made very recently?

Ware Grove - CBIZ, Inc. - CFO

Yes, we do, and you are absolutely correct; the interest expenses having a very positive impact on margins this year, but absent that we are very pleased to see the gross margin absent the accounting for the gains and losses improved, and that’s a sign that we are getting good leverage at the operating level, and we are always strive to do that. From time to time of course we hired additional resources whether they be client service or business development resources, so it’s not a smooth and steady increase, but we are very pleased to see the improvements in the first half this year.

The G&A expense I believe is a temporary anomaly that over time I think it will flatten out again and that we will gain leverage. So I think for the full year, yes, we will get some leverage. It will primarily come from the interest expense as you pointed out, but we will continue to get some operating leverage from both the G&A and from the operating expenses.

Operator

Jim Macdonald with First Analysis.

Jim Macdonald - First Analysis - Analyst

I just had a couple of small ones here. So Ware on the G&A items you called out, can you quantify those - the acquisition expenses and extra bonus accrual in the quarter like approximately how much that was?

Ware Grove - CBIZ, Inc. - CFO

Yes, the delta is more weighted towards the bonus accrual. And Jim just to explain GAAP requires us to look at the performance today than the forecast is expected performance and we always do that. So, last year we made some adjustments because quite frankly while the organic revenue growth was positive last year, it was below the target we had set for ourselves. So we make some adjustments mid-year that were not positive. This year we are on goal and we didn’t make those adjustments if anything we make some additional accruals given our forecast for the year.

So, of the delta in the quarter and that’s where you see the difference popped year-to-date, maybe half to two thirds of it is due to the accrual and rest of it’s due to legal and other miscellaneous acquisition related expenses.

Jim Macdonald - First Analysis - Analyst

And then just two other quick ones, so you called out a $0.8 million state payroll tax incentive that I am just not clear, was that recognized in the quarter even though it’s sounded like it happened last year?

Ware Grove - CBIZ, Inc. - CFO

Yes, Jim we in connection with our move from Kansas to Missouri, we were offered some Missouri Tax Works credit and that’s was all part of our decision, it’s a significant amount of money, but it offsets and kind of nets against the leasing cost, and that’s how economically we look at it. So yes, you will continue to see that it’s a recurring item at this stage, so it’s not a one timer, so you will see it each quarter, and I think it’s started to enter into the P&L and maybe some of the notes in the second half last year after we made the move.

Jim Macdonald - First Analysis - Analyst

Okay. And my last one is, I know you have some carrier incentive payments that happen different times of the year, any thought about which quarters those may fall in this year on the balance sheet side?

Jerry Grisko - CBIZ. Inc. - President and CEO

Hey, Jim, it’s Jerry, I think we would expect those contingent payments to be relatively consistent year-over-year for the remainder of the year.

Operator

Robert Kirkpatrick with Cardinal Capital Management.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Do I understand you are going to do an Analyst Investor Day in the back half of the year?

Jerry Grisko - CBIZ. Inc. - President and CEO

Yes. Rob, I was going to mention that. That date is planned for Tuesday, September 13 in New York City. I would ask everyone on the call to mark your calendar for that event. For those people who like to attend but can’t get there, we are planning to webcast the event as well, and we will be sending out further information as we get closer to the date.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

And what do you hope to achieve with that? This is not something that traditionally CBIZ has done, so if you could maybe kind of help us understand that a little better that would be appreciated.

Jerry Grisko - CBIZ. Inc. - President and CEO

So Rob, you have access, obviously, to Lori and Ware and myself and historically Steve on a regular basis. We’ve had some analyst and investors ask over time to have a little bit more exposure to the individual business groups. So you will be hearing from Chris Spurio, who heads our Financial Services Group, and Mike Kouzelos who heads our Benefits and Insurance Group to talk about some of the industry trends and then how we play in those industries and how we differentiate ourselves, what we are seeing with our clients, the things that — a little bit more detail about the individual businesses.

Operator

(Operator Instructions) We have no further questions, so this concludes our question-and-answer session. I would now like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerry Grisko - CBIZ. Inc. - President and CEO

Thank you, William. Hey, for our associates on the call, a reminder that this fall we will be celebrating our 20th anniversary, and while we spend much of our time focused on the opportunities that lie ahead, it’s exciting to be able to look back and appreciate the foundation upon which our company was built.

From an internal collect sheet of many individual local companies, together, we have built a nationally recognized leader in business services, and equally important, our proud culture based on exceptional client service and opportunity for our team members. I am excited to add that we will be celebrating our 20th anniversary by donating 20,000 volunteer hours to our local not-for-profit organizations, a reflection of our continued commitment to our core value of supporting the communities in which we live and work.

Finally, I would like to thank our shareholders and analysts as well as our over 4,400 team members and our 90,000 clients for your continued support and dedication to our success. Thank you, and have a nice day.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.